EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Second Quarter 2007 Results
- Broadband Connections Grow by over 17,400 Year-over-Year -
- High Definition TV Service Launches in Texas -
- Adjusted EBITDA of $36.1 Million, Net Cash from Operating Activities of $19.1 Million -

Mattoon, IL - August 9, 2007 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the second quarter and six months ended June 30, 2007. The company reported:

•	Revenues of $80.9 million for the quarter and $163.9 million for the six-month period.
•	Adjusted EBITDA of $36.1 million for the quarter and $73.3 million for the six-month period.
•	Net cash provided by operating activities of $19.1 million for the quarter and $37.1 million for the six-month period.
•	Cash available to pay dividends of $13.3 million for the quarter and $28.0 million for the six-month period.
•	Dividend payout ratio of 75.6 percent for the quarter and 71.9 percent for the six-month period.

“We continue to execute on our strategy, resulting in strong financial performance and total connection growth,” said Bob Currey, Consolidated’s president and chief executive officer. “In addition, on July 2, 2007 we announced our agreement to acquire North Pittsburgh Systems, Inc. (NPSI). We expect the transaction to close in the fourth quarter of 2007 or the first quarter of 2008 and we have secured fully committed financing. NPSI adds attractive markets to our service portfolio, and its advanced network complements ours and provides the opportunity to increase penetration of broadband products and rollout IPTV.”

Currey continued, “Demand for broadband services drove the growth in total connections and was a significant driver of the growth in revenue per customer. DSL had a solid quarter, increasing by almost 2,300 net new subscribers over the prior quarter, with the penetration of primary residential lines growing to 35.4 percent. We added over 1,200 IPTV subscribers during the quarter, bringing the total subscriber base to over 9,500. We have established Consolidated as the leading triple play provider in the markets we serve, with over 90 percent of our video customers continuing to take the full triple play offering.”

“To retain customers and gain market share we continue to enhance our product line to meet customers’ needs. During the quarter, we added high definition to our IPTV offering in Texas and prepared for the Illinois launch in late August. The early customer reaction in Texas has been positive. We plan to build on these enhancements with the launch of our integrated DVR product in the fourth quarter of this year. Also, we recently introduced a10 megabits per second DSL tier that is 67 percent faster than our previous top speed,” Currey concluded.

Operating Statistics at June 30, 2007, Compared to March 31, 2007
•	Total connections were 296,809, an increase of 664, or 0.2 percent.
•	Total local access lines were 229,007, a decrease of 2,811, or 1.2 percent.
•	Broadband connections were 67,802, an increase of 3,475 or 5.4 percent.
o	DSL subscribers were 58,225, an increase of 2,264, or 4.0 percent.
o	IPTV subscribers were 9,577, an increase of 1,211, or 14.5 percent.

Steve Childers, Consolidated’s chief financial officer, said, “We are very pleased with the financial results we delivered in the second quarter. Revenue, adjusted EBITDA and cash from operations all grew compared to the second quarter of 2006. As a result of the growth in revenue per subscriber, improvements in operating efficiency and increased distributions from cell partnerships, our adjusted EBITDA margin grew to 44.6 percent from 43.5 percent in the second quarter of 2006. This resulted in a 110 basis point improvement in margin.”

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $13.3 million and the dividend payout ratio was 75.6 percent. As of June 30, 2007, cumulative available cash, which is defined in the dividend restriction covenants in our credit facility as the difference between CAPD and dividends paid for the period since September 30, 2005, was approximately $33.3 million. At June 30, 2007, cash and cash equivalents and marketable securities were $26.7 million. The company made capital expenditures of $8.5 million during the second quarter.

Financial Highlights for the Second Quarter Ended June 30, 2007
•
Revenues were $80.9 million, compared to $79.3 million in the second quarter of 2006. The improvement was primarily due to a $1.7 million increase in Data and Internet Services revenue and a $0.6 million increase in Network Access Services revenue. The increase in Data and Internet Services revenue was due to the growth in DSL and IPTV subscribers, with the increase in Network Access Services revenue being primarily attributable to an increase in switched access rates associated with our 2006 tariff filing. These increases were partially offset by a reduction in Subsidies revenue driven primarily by lower recoverable expense levels.

•
Income from operations was $16.3 million, compared to $13.9 million in the second quarter of 2006. The increase was driven by both the revenue items mentioned above, as well as the impact of cost reduction initiatives.

•
Interest expense, net was $11.5 million, compared to $10.1 million in the same quarter last year. The increase was primarily driven by the increase in bank debt associated with the share repurchase in the third quarter of 2006.

•
Income tax expense/(benefit) was $1.1 million, compared to $(3.1) million in the second quarter of 2006. In the second quarter of 2006 the State of Texas enacted new tax legislation. This resulted in a $5.2 million non-cash tax benefit being booked in the second quarter of 2006. During the second quarter of 2007, the State of Texas amended the 2006 tax legislation. The most significant impact on the Company was the increase to the temporary credit on taxable margin. This amendment resulted in a reduction of our net deferred tax liabilities and a $1.7 million non-cash tax benefit. Excluding these adjustments, the change in tax expense period over period was driven by the change in income before taxes.

•	Net income was $5.5 million, compared to $8.2 million in the second quarter of 2006.
•
Net income per common share was $0.21, compared to $0.28 per common share in the second quarter of 2006. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the quarter ended June 30, 2007 was $0.19, compared to $0.17 in the second quarter of 2006.

•
Adjusted EBITDA was $36.1 million and net cash provided by operating activities was $19.1 million compared to $34.5 million and $19.0 million, respectively, for the second quarter of 2006. Total net debt to last twelve month adjusted EBITDA coverage ratio was 4.0 times to one, and all other coverage ratios were also within compliance levels of our credit facility.

Financial Highlights for the Six Months Ended June 30, 2007
•
Revenues were $163.9 million, compared to $158.8 million for the prior year period. This reflects increases in Data and Internet Services and Network Access Services, partially offset by declines in Subsidies and Local Calling Services. The growth in Data and Internet Services is attributable to the growth in DSL and IPTV subscribers.

•
Net income was $10.1 million, compared to $11.8 million for the prior year period. The year-over-year decrease was due to the changes associated with the aforementioned tax adjustments and increased interest expense, partially offset by greater income from operations.

•
Net income per common share was $0.39. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the six months ended June 30, 2007 was $0.40, compared to $0.31 in the same period last year.

•
Adjusted EBITDA was $73.3 million and net cash provided by operating activities was $37.1 million, compared to $69.3 million and $33.4 million, respectively.  The increase in adjusted EBITDA was primarily due to revenue growth, operating efficiency improvements and increased cash distributions from cellular partnership investments.

North Pittsburgh Acquisition Update
•
On July 2, 2007, announced a definitive agreement to acquire North Pittsburgh Systems, Inc. for $375.1 million in cash and stock. Financing for the acquisition is fully committed and the transaction is expected to close in either the fourth quarter of 2007 or the first quarter of 2008.

•	Met with Pennsylvania PUC commissioners and staff, and completed requisite Pennsylvania filings on July 16, 2007.
•	Filed FCC 214 applications on July 20, 2007.
•	Received notice on August 3, 2007 of early termination of the Hart-Scott-Rodino Act waiting period.
•	Identified officers from both companies to lead the integration efforts and began the integration process.

Financial Guidance
For 2007, the company reiterates the following guidance (excluding any effects of North Pittsburgh acquisition, should it close by year-end): Capital expenditures are expected to be in the range of $32.0 million to $34.0 million; cash interest expense is expected to be in the range of $43.5 million to $45.0 million; and cash income taxes are expected to be in the range of $12.0 million to $14.0 million.

Dividend Payments
The company paid its latest quarterly dividend of $0.38738 per common share on August 1, 2007 to stockholders of record on July 15, 2007. On August 7, 2007, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2007 to stockholders of record at the close of business on October 15, 2007.

For 2007, the company expects approximately 10 percent of its distributions to be classified as non-dividend distribution (return of capital), with the remainder being classified as ordinary dividends. This is an estimate and will be updated as appropriate.

Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com. The webcast will also be archived on the company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 13, 2007 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 7005598.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “cash available to pay dividends”, “cumulative available cash”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to consolidated EBITDA as used and defined in the Form 10-K dated December 31, 2006, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, and cumulative available cash are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA, cash available to pay dividends and cumulative available cash after giving effect to specified charges. Other information related to these three non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio” and “Adjusted EBITDA margin”, help put these three measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in its local market for over 100 years. With approximately 229,000 local access lines, 58,000 DSL subscribers, and 9,600 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 14th largest local telephone company in the United States.

Safe Harbor
 Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to complete the acquisition of North Pittsburgh, successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business and the business of North Pittsburgh, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated and North Pittsburgh service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Prospectus/Proxy Statement
This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc. will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation
Consolidated Communications Holdings, Inc and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2007	2006
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$16,082	$26,672
Marketable Securities	10,625	-
Accounts receivable, net	34,276	34,396
Prepaid expenses and other current assets	14,867	13,149
Total current assets	75,850	74,217

Property, plant and equipment, net	304,076	314,381
Intangibles and other assets	496,775	500,981
Total assets	$876,701	$889,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,210	$11,004
Accrued expenses and other current liabilities	47,767	54,742
Total current liabilities	57,977	65,746

Long-term debt	594,000	594,000
Other long-term liabilities	112,199	111,180
Total liabilities	764,176	770,926

Minority interests	3,985	3,695
Stockholders' equity:
Common stock, $0.01 par value	261	260
Paid in capital	201,575	199,858
Accumulated deficit	(97,351)	(87,362)
Accumulated other comprehensive income	4,055	2,202
Total stockholders' equity	108,540	114,958
Total liabilities and stockholders' equity	$876,701	$889,579

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudtied)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$80,944	$79,340	$163,924	$158,766
Operating expenses:
Cost of services and products	25,788	23,951	51,417	48,624
Selling general and administrative expenses	22,296	24,671	44,595	47,183
Depreciation and amortization	16,606	16,844	33,235	33,915
Income from operations	16,254	13,874	34,677	29,044
Other income (expense):
Interest expense, net	(11,461)	(10,124)	(22,861)	(20,166)
Other income, net	1,757	1,386	3,040	2,734
Income before income taxes	6,550	5,136	14,856	11,612
Income tax expense/(benefit)	1,057	(3,089)	4,744	(161)

Net income	5,493	8,225	10,112	11,773

Net income per common share	$0.21	$0.28	$0.39	$0.40

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
OPERATING ACTIVITIES
Net Income	$5,493	$8,225	$10,112	$11,773
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	16,606	16,844	33,235	33,915
Non-cash stock compensation	972	625	1,706	1,250
Other adjustments, net	3,619	(5,116)	4,037	(101)
Changes in operating assets and liabilities, net	(7,552)	(1,560)	(11,981)	(13,458)
Net cash provided by operating activities	19,138	19,018	37,109	33,379
INVESTING ACTIVITIES
Proceeds from sale of investments	-	5,921	-	5,921
Marketable securities purchased	(10,625)	-	(10,625)	-
Capital expenditures	(8,486)	(8,698)	(16,673)	(17,221)
Net cash used in investing activities	(19,111)	(2,777)	(27,298)	(11,300)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	12	-
Payment of deferred financing costs	-	-	(320)	-
Dividends on common stock	(10,048)	(11,506)	(20,093)	(23,046)
Net cash used in financing activities	(10,048)	(11,506)	(20,401)	(23,046)
Net increase (decrease) in cash and cash equivalents	(10,021)	4,735	(10,590)	(967)
Cash and cash equivalents at beginning of period	26,103	25,707	26,672	31,409
Cash and cash equivalents at end of period	$16,082	$30,442	$16,082	$30,442

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Telephone Operations
Local calling services	$20,940	$21,485	$42,252	$42,849
Network access services	17,481	16,880	35,799	33,950
Subsidies	11,100	11,768	22,697	23,950
Long distance services	3,575	3,777	7,211	7,524
Data and Internet services	9,103	7,424	17,734	14,638
Other services	8,807	8,338	17,821	16,119
Total Telephone Operations	71,006	69,672	143,514	139,030
Other Operations	9,938	9,668	20,410	19,736
Total operating revenues	$80,944	$79,340	$163,924	$158,766

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Ending Access Lines	229,007	238,904	229,007	238,904
Average Access Lines	230,374	240,055	231,478	240,592

Telephone Operations Revenue	$71,006	$69,672	$143,514	$139,030
Prior period subsidy settlements	$(363)	$(383)	$(598)	$(580)
Telephone Operations, excluding prior period subsidy settlements	$71,369	$70,055	$144,112	$139,610

Monthly Telephone Operations ARPU	$102.74	$96.74	$103.33	$96.31
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$103.27	$97.28	$103.76	$96.71

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

					Last Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007
Historical EBITDA:
Net cash provided by operating activities	$19,138	$19,018	$37,109	$33,379	$88,323
Adjustments:
Non-cash stock compensation	(972)	(625)	(1,706)	(1,250)	(2,938)
Other adjustments, net	(3,619)	5,116	(4,037)	101	(12,221)
Changes in operating assets and liabilities	7,552	1,560	11,981	13,458	5,192
Interest expense, net	11,461	10,124	22,861	20,166	45,594
Income taxes	1,057	(3,089)	4,744	(161)	5,310
Historical EBITDA (1)	34,617	32,104	70,952	65,693	129,260

Adjustments to EBITDA:
Integration, restructuring and
Sarbanes-Oxley (2)	301	2,223	473	2,689	1,468
Other, net (3)	(1,575)	(1,386)	(3,030)	(2,734)	(7,439)
Investment distributions (4)	1,758	953	3,153	2,404	6,265
Intangible assets impairment (5)	-	-	-	-	11,240
Non-cash compensation (6)	972	625	1,706	1,250	2,938

Adjusted EBITDA	$36,073	$34,519	$73,254	$69,302	$143,732

Footnotes for Adjusted EBITDA:
(1) Historical EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the three and six months ended June 30, 2007, this is comprised of $0.2 M and $0.4 M, respectively in billing integration costs and $0.1M and $0.1M, respectively in severance costs. For the three and six months ended June 30, 2006, this is comprised of $0.3 M and $0.5 M, respectively, of billing integration costs, $1.5 M and $1.6 M, respectively, in severance costs and $0.4 M and $0.6 M, respectively in Sarbanes-Oxley start-up costs. For the twelve months ended June 30, 2007, this is comprised of $0.8 M of billing integration costs, $0.5 M of severance costs and $0.2 M of Sarbanes-Oxley start-up costs.
(3) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Life insurance proceeds of $0.3 M received in the second quarter of 2007 are not deducted in arriving at Adjusted EBITDA.
(4) For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(5) Upon completion of our annual impairment review for year ended December 31, 2006 and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, we determined that the value of the customer lists associated with these businesses was impaired.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA.

Consolidated Communications
Schedule of Adjusted EBITDA Margin Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Revenue	$80,944	$79,340
Adjusted EBITDA	36,073	34,519

Adjusted EBITDA Margin	44.6%	43.5%

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007	October 1, 2005 to June 30, 2007
Adjusted EBITDA	$36,073	$73,254	$248,660

- Cash interest expense	(10,878)	(21,694)	(71,691)
- Capital Expenditures	(8,486)	(16,673)	(59,559)
+ Proceeds from asset sales (1)			6,594
- Cash income taxes	(3,640)	(7,388)	(15,797)
+ Cash interest income	227	441	1,360
- Repurchases of stock (2)	-	12	(75)

Cash available to pay dividends	$13,296	$27,952	$109,492 (4)

Quarterly Dividend	$10,048	$20,093	76,223
Payout Ratio	75.6%	71.9%	69.6%
Adjusted Payout ratio (3)	75.6%	71.9%	74.1%

(1) Represents $673 of proceeds from the sale of idle property and $5,921 of proceeds from the redemption of class C shares of RTB stock during 2006.
(2) Represents the cancellation of stock by employees to pay withholding tax on shares vesting under the Company's Long Term Incentive Plan.
(3) Represents the payout ratio excluding the effect of asset sales.
(4) Represents cumulative available cash for the period from October 1, 2005 to June 30, 2007.

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	464,000
Total debt as of June 30, 2007	$594,000
Less cash on hand	(16,082)
Total net debt as of June 30, 2007	$577,918

Adjusted EBITDA for the last twelve
months ended June 30, 2007	$143,732

Total Net Debt to last twelve months
Adjusted EBITDA	4.0	x

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Reported net income applicable to common stockholders	$5,493	$8,225	$10,112	$11,773
Deferred tax adjustment	(1,731)	(5,182)	(1,731)	(5,182)
Severance, net of tax	60	894	63	891
Billing integration, net of tax	111	166	202	286
Sarbanes Oxley start-up costs, net of tax	-	251	-	355
Non-cash compensation	972	625	1,706	1,250
Adjusted income applicable to common stockholders	$4,905	$4,979	$10,352	$9,373

Weighted average number of shares outstanding	26,130,618	29,788,851	26,080,203	29,788,685
Adjusted net income per share	$0.19	$0.17	$0.40	$0.31

Calculations above assume a 43.0 percent and 41.0 percent effective tax rate for the three months ended June 30, 2007 and 2006, respectively, and 44.0 percent and 43.0 percent effective rate for the six months ended June 30, 2007 and 2006, respectively. More detail on actual and effective tax rates is provided in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Consolidated Communications
Key Operating Statistics

	June 30,	March 31,	June 30,
	2007	2007	2006
Local access lines in service
Residential	151,645	153,640	159,295
Business	77,362	78,178	79,609
Total local access lines	229,007	231,818	238,904

Total IPTV subscribers	9,577	8,366	4,516

DSL subscribers	58,225	55,961	45,948
Broadband Connections	67,802	64,327	50,464

Total connections	296,809	296,145	289,368

Long distance lines (1)	150,863	150,803	146,953
Dial-up subscribers	10,223	11,128	13,731
Service bundles	45,209	44,728	40,901

IPTV Homes passed	107,631	107,183	27,600

(1) Reflects the inclusion of long distance service provided as part of the VoIP offering